Pricing Supplement SUN-119 (To Prospectus dated April 27, 2016, Prospectus Supplement dated July 31, 2015 and Product Supplement EQUITY INDICES SUN-1 dated August 4, 2015)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-206013
3,901,683 Units $10 principal amount per unit CUSIP No. 25160N706	Pricing Date Settlement Date Maturity Date	March 28, 2018 April 5, 2018 June 3, 2019

Market-Linked Step Up Notes Linked to an International Equity Index Basket
▪	Maturity of approximately 14 months
▪	If the Basket is flat or increases up to the Step Up Value, a return of 15.65%
▪	If the Basket increases above the Step Up Value, a return equal to the percentage increase in the Basket
▪	The Basket is composed of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng® Index. The EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index was given an initial weight of 7.50%, and the Hang Seng® Index was given an initial weight of 5.00%
▪	1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your principal at risk
▪	All payments occur at maturity and are subject to the credit risk of Deutsche Bank AG
▪	No periodic interest payments
▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.
▪	Limited secondary market liquidity, with no exchange listing

The notes are being issued by Deutsche Bank AG (“Deutsche Bank”) through its London Branch. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, page PS-7 of product supplement EQUITY INDICES SUN-1, page PS-5 of the prospectus supplement and page 13 of the prospectus.

The initial estimated value of the notes as of the pricing date is $9.733 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-27 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. See “Consent to Potential Imposition of Resolution Measures” on page TS-3 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.00	$39,016,830.00
Underwriting discount	$0.20	$780,336.60
Proceeds, before expenses, to Deutsche Bank	$9.80	$38,236,493.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

March 28, 2018

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Summary

The Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019 (the “notes”) are our senior unsecured obligations. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of notes issued by Deutsche Bank AG through a branch, of the law of the jurisdiction where the branch is established). Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank and to any Resolution Measure (as described herein) imposed by the competent resolution authority.  The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the value of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is composed of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng® Index (each, a “Basket Component”). On the pricing date, the EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index was given an initial weight of 7.50%, and the Hang Seng® Index was given an initial weight of 5.00%.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. Our initial estimated value of the notes was determined based on our valuation of two theoretical components of the notes: (i) a theoretical bond component and (ii) a theoretical derivative component. The value of the bond component of the notes is calculated based on an internal funding rate, which is determined primarily based on the rates at which our conventional debt securities of comparable maturity may trade, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The value of the derivative component is calculated based on our internal pricing models using relevant parameter inputs.

The economic terms of the notes (including the Step Up Payment) are based on the internal funding rate and the economic terms of certain related hedging arrangements. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms.  This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below) reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-27.

Terms of the Notes		Redemption Amount Determination
Issuer:	Deutsche Bank AG, London Branch	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	An international equity index basket composed of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the Hang Seng® Index (Bloomberg symbol: “HSI”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The value of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-22 of product supplement EQUITY INDICES SUN-1.
Step Up Value:	115.65 (115.65% of the Starting Value).
Step Up Payment:	$1.565 per unit, which represents a return of 15.65% over the principal amount.
Threshold Value:	100.00 (100% of the Starting Value ).
Calculation Day:	May 23, 2019
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-27.
Calculation Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Deutsche Bank, acting jointly.

Market-Linked Step Up Notes	TS-2

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES SUN-1 dated August 4, 2015: https://www.sec.gov/Archives/edgar/data/1159508/000095010315006214/dp58457_424b2-sunequity.htm

▪	Prospectus supplement dated July 31, 2015: https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

▪	Prospectus dated April 27, 2016: https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Deutsche Bank.

Consent to Potential Imposition of Resolution Measures

Under the German Recovery and Resolution Act, which became effective on January 1, 2015, the notes may be subject to any Resolution Measure by the competent resolution authority under relevant German and/or European laws or regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the notes; (ii) a conversion of the notes into ordinary shares of (a) the Issuer, (b) any group entity, or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) any other resolution measure, including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. By acquiring the notes, you will be deemed irrevocably to agree:

•	to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure;

•	that you would have no claim or other right against us arising out of any Resolution Measure; and

•	that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as set forth in the accompanying prospectus dated April 27, 2016.

Please read “Risk Factors” in this term sheet and see the accompanying prospectus, including the risk factors beginning on page 13 of such prospectus, for further information.

Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Investor Considerations

You may wish to consider an investment in the notes if:
▪	You anticipate that the value of the Basket will not decrease from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the internal funding rate and fees and charges on the notes.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
▪	You are willing to consent to be bound by any Resolution Measure imposed by the competent resolution authority.
The notes may not be an appropriate investment for you if:
▪	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.
▪	You seek principal repayment or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
▪	You are unwilling to consent to be bound by any Resolution Measure imposed by the competent resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked Step Up Notes	TS-4

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Hypothetical Payout Profile and Examples of Payments at Maturity

Market-Linked Step Up Notes

This graph reflects the returns on the notes based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $1.565 per unit and the Step Up Value of 115.65% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 100, the Step Up Value of 115.65, the Step Up Payment of $1.565 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)	0.00%	$11.565(2)	15.65%
102.00	2.00%	$11.565	15.65%
105.00	5.00%	$11.565	15.65%
110.00	10.00%	$11.565	15.65%
115.65(3)	15.65%	$11.565	15.65%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
132.00	32.00%	$13.20	32.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
(1)	The Starting Value and the Threshold Value were set to 100.00 on the pricing date.

(2)	This amount represents the sum of the principal amount and the Step Up Payment of $1.565.

(3)	This is the Step Up Value.

Market-Linked Step Up Notes	TS-5

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	50.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	115.65
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 132.00, or 132.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	115.65
Ending Value:	132.00
Redemption Amount per unit

Market-Linked Step Up Notes	TS-6

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES SUN-1, page PS-5 of the prospectus supplement and page 13 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The notes may be written down to zero, be converted into ordinary shares or other instruments of ownership or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities (as defined in the accompanying prospectus) are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities (as defined in the accompanying prospectus). We expect and intend the notes offered herein to be classified as Structured Debt Securities, but the competent resolution authority or court may classify the notes differently. The imposition of any Resolution Measure does not constitute a default or an event of default under the notes, the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939 or give you any other right to accelerate or terminate the notes. You may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. Please see “Consent to Potential Imposition of Resolution Measures” in this term sheet and the risk factors beginning on page 13 of the accompanying prospectus for more information.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), reduces the economic terms of the notes to you.

▪	Our internal pricing models consider relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

▪	The public offering price you pay for the notes exceeds the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), all as further described in “Structuring the Notes” on page TS-40. These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion. These prices will include MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Market-Linked Step Up Notes	TS-7

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019
▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in securities of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you. Our economic interests in determining the initial estimated value of the notes on the pricing date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, are potentially adverse to your interests as an investor in the notes.

▪	Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components.

▪	The index sponsors may adjust their respective Basket Components in a way that affects their levels and have no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, except to the extent that our ordinary shares are included in the EURO STOXX 50® Index, we, MLPF&S and our respective affiliates do not control any other company included in any Basket Component, and have not verified any disclosure made by any other company.

▪	Your return on the notes may be affected by factors affecting international securities markets, specifically changes in the countries represented by the Basket Components. In addition, although you will not obtain the benefit of any increase in the value of the currencies the Basket Components are calculated in against the U.S. dollar during the term of your notes that you would have received if you had owned the securities included in the Basket Components, the value of the notes may be adversely affected by general exchange rate movements in the market.

▪	Because one of the Basket Components is the Hang Seng® Index, an investment in the notes is subject to risks relating to emerging markets, as some of the companies included in the Hang Seng® Index are organized and/or operate in the People’s Republic of China.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is MLPF&S. We have the right to appoint and remove the calculation agents.

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to you. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-30 of product supplement EQUITY INDICES SUN-1.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-1.

A “Market Measure Business Day” means a day on which:

(A)	each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the Geneva, Zurich and Basel Stock Exchanges (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the relevant Basket Component or any successors thereto is calculated and published.

Market-Linked Step Up Notes	TS-8

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-24 of product supplement EQUITY INDICES SUN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	3,331.25	0.01200750	40.00
FTSE® 100 Index	UKX	20.00%	7,044.74	0.00283900	20.00
Nikkei Stock Average Index	NKY	20.00%	21,031.31	0.00095096	20.00
Swiss Market Index	SMI	7.50%	8,756.12	0.00085654	7.50
S&P/ASX 200 Index	AS51	7.50%	5,789.465	0.00129546	7.50
Hang Seng® Index	HSI	5.00%	30,022.53	0.00016654	5.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the calculation day by summing the products of (i) the closing level for each Basket Component on such day and (ii) the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on such day, the closing level of that Basket Component will be determined as more fully described on page PS-26 of product supplement EQUITY INDICES SUN-1 in the section “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket.”

Market-Linked Step Up Notes	TS-9

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2008 through March 28, 2018.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. The value of the Basket on any day during this period is calculated as if such date were the calculation day. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Market-Linked Step Up Notes	TS-10

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The Basket Components

We have derived all information contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the respective index sponsor for each Basket Component. Each index sponsor has no obligation to continue to publish, and may discontinue or suspend the publication of, its respective Basket Component at any time.  The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-23 of product supplement EQUITY INDICES SUN-1. None of us, the calculation agents or MLPF&S accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E”) is calculated, maintained and published by its index sponsor, STOXX Limited (“STOXX”), which is owned by Deutsche Börse AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 on December 31, 1991. The SX5E is published in The Wall Street Journal and disseminated on the STOXX website. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Index Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 17 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  The SX5E is calculated in euros.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX Index.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The SX5E is calculated with the Laspeyres formula, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

The “free float market capitalization of the Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the SX5E is being calculated.

The divisor for the SX5E is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where an index divisor may decrease (Ñ) or increase (D) or keep constant (■) when corporate actions occur for a component stock. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

Divisor	Corporate Action	Adjustment Formula
Ñ	Cash Dividend (applied for return index only)	adjusted price = closing level – dividend announced by company × (1 – withholding tax)

Market-Linked Step Up Notes	TS-11

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019
Divisor	Corporate Action	Adjustment Formula
Δ	Special Cash Dividend (applied for price and return indices only)	adjusted price = closing level – dividend announced by company × (1 – withholding tax)

■	Split and Reverse Split	adjusted price = closing level × A/B new number of shares = old number of shares × B/A

Δ	Rights Offering	adjusted price = (closing level × A + subscription price × B)/(A + B) new number of shares = old number of shares × (A + B)/A

■	Stock Dividend	adjusted price = closing level × A/(A + B) new number of shares = old number of shares × (A + B)/A

Ñ	Stock Dividend (from treasury stock)	Stock dividends from treasury stocks will be adjusted as cash dividends adjusted price = closing level – (closing level × B)/(A+B)

Ñ	Stock Dividend of a Different Company Security	adjusted price = (closing level × A – price of different company security × B)/A

Ñ	Return of Capital and Share Consolidation	adjusted price = [closing level – dividend announced by company × (1 – withholding tax)] × A/B new number of shares = old number of shares × B/A

Ñ	Repurchase Shares/Self-Tender

adjusted price = (closing level – dividend announced by company) × A/B new number of shares = old number of shares × B/A

adjusted price =
(price before tender × old number of shares) – (tender price × number of tendered shares)

new number of shares

new number of shares = old number of shares – number of tendered shares

Ñ	Spinoff	adjusted price = (closing level × A – price of spinoff shares × B)/A

Market-Linked Step Up Notes	TS-12

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019
Divisor	Corporate Action	Adjustment Formula
Δ	Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

if rights are applicable after stock distribution (one action applicable to other):

adjusted price = closing level × A + subscription price × C × (1 + B/A)

(A + B) × (1 + C/A)

new number of shares = old number of shares × [(A + B) × (1 + C/A)]/A if stock distribution is applicable after rights (one action applicable to other):

adjusted price = closing level × A + subscription price × C

(A + C) × (1 + B/A)

new number of shares = old number of shares × [(A + C) × (1 + B/A)]

Δ	Stock Distribution and Rights (not mutually applicable)	adjusted price = closing level × A + subscription price × C A + B + C new number of shares = old number of shares × (A + B + C)

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2008 through March 28, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 3,331.25.

Historical Performance of the SX5E

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX5E, which is owned and published by STOXX, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

Market-Linked Step Up Notes	TS-13

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

STOXX and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E; the accuracy or completeness of the SX5E and its data; and the merchantability and the fitness for a particular purpose or use of the SX5E and its data. STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement between us and STOXX is solely for our benefit and the benefit of STOXX and not for the benefit of the owners of the notes or any other third parties.

Market-Linked Step Up Notes	TS-14

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The FTSE® 100 Index

The FTSE® 100 Index (the “FTSE Index”) is calculated, maintained and published by its index sponsor, FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Group plc. The FTSE Index is a free-float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange (the “LSE”). The FTSE Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points. Publication of the FTSE Index began in February 1984. The FTSE Index is calculated in British pound sterling.

Index Composition and Maintenance

The 100 companies included in the FTSE Index (the “FTSE Underlying Stocks”) are selected from premium listed equity shares which have been admitted for trading on the LSE, have been assigned UK nationality by FTSE and satisfy a liquidity threshold based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this group by selecting the 100 companies with the largest market value. Where there are multiple lines of equity capital in a company, all are included and priced separately; provided that the secondary line’s full market capitalization is greater than 25% of the full market capitalization of the company’s principal line, and the secondary line satisfies the eligibility rules and screens in its own right in all respects. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The FTSE Index is overseen by the FTSE’s Europe, Middle East and Africa Committee (the “FTSE EMEA Committee”), which is made up of senior market practitioners who are representative of appropriate sectors of the investment community. The FTSE EMEA Committee is also responsible for the index review process. The FTSE EMEA Committee reviews the FTSE Underlying Stocks quarterly in March, June, September and December in order to maintain continuity in the level of the FTSE Index. FTSE prepares information regarding possible companies to be included in, or excluded from, the FTSE Index using the close of business figures from the Tuesday before the first Friday of each review month. The review is then presented to the FTSE EMEA Committee for approval.

Changes to the constituents of the FTSE Index can be prompted by new listings on the LSE, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules, which provide generally for the removal and replacement of a stock from the FTSE Index if such stock is delisted, the issuer of such stock is subject to a takeover offer that has been declared wholly unconditional or such stock has ceased, in the opinion of the FTSE EMEA Committee, to be a viable component of the FTSE Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if, at the quarterly review, it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

Where a greater number of companies qualify to be inserted in the FTSE Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies that are presently not included in the FTSE Index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the FTSE Index but do not pass the liquidity test are excluded. At the next annual review the companies are re-tested against all eligibility screens.

Index Calculation

The level of the FTSE Index is calculated by dividing the FTSE Aggregate Market Value on such day of calculation by the FTSE Index Divisor. The “FTSE Aggregate Market Value” is equal to the sum of each constituent stock’s total market capitalization, each of which is equal to, on a given day of calculation, the product of (i) the share price of such stock, (ii) the number of shares of such stock outstanding and (iii) such stock’s free float factor (which is the proportion of shares tradeable within the market place for a given stock). The “FTSE Index Divisor” is equal to the FTSE Aggregate Market Value calculated on the starting date of the FTSE Index divided by 1,000 (the initial level of the FTSE Index). The FTSE Index Divisor will be adjusted for certain capital changes in the index constituents (e.g., in the event of a corporate action or change in constituents) in order to prevent discontinuities. Because the FTSE Index is weighted based on its constituent stocks’ free float adjusted market capitalizations, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE Index than will movements in share prices of companies with relatively smaller market capitalization.

Market-Linked Step Up Notes	TS-15

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The following graph shows the daily historical performance of the FTSE Index in the period from January 1, 2008 through March 28, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the FTSE Index was 7,044.74.

Historical Performance of the FTSE Index

This historical data on the FTSE Index is not necessarily indicative of the future performance of the FTSE Index or what the value of the notes may be. Any historical upward or downward trend in the level of the FTSE Index during any period set forth above is not an indication that the level of the FTSE Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the FTSE Index.

License Agreement

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the London Stock Exchange Group companies (“LSEG”) (together, the “Licensor Parties”) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the FTSE Index (upon which the notes are based), (ii) the figure at which the FTSE Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the FTSE Index for the purpose to which it is being put in connection with the notes.

None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the FTSE Index to Deutsche Bank or to its clients. The FTSE Index is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the FTSE Index or (b) under any obligation to advise any person of any error therein.

All rights in the FTSE Index vest in FTSE. “FTSE®” is a trade mark of LSEG and is used by FTSE under license.

Market-Linked Step Up Notes	TS-16

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The Nikkei Stock Average Index

The Nikkei Stock Average Index (the “Nikkei Index”) is calculated, maintained and published by its index sponsor, Nikkei Inc. (known as Nihon Keizai Shimbun, Inc. prior to January 1, 2007) (“Nikkei”). The Nikkei Index measures the composite price performance of selected Japanese stocks. The Nikkei Index is composed of 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Index) be included in the Nikkei Index. Nikkei may delete, add or substitute any potential or existing Nikkei Underlying Stock. Nikkei first calculated and published the Nikkei Index in 1970. The Nikkei Index is calculated in Japanese yen.

Index Composition and Maintenance

The Nikkei Underlying Stocks are divided into six sector categories: Technology; Financials; Consumer Goods; Industrial Materials; Capital Goods/Others; and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

▪	Technology — Pharmaceuticals, Electrical Machinery, Automobiles and Auto parts, Precision Instruments, Communications;

▪	Financials — Banking, Other Financial Services, Securities, Insurance;

▪	Consumer Goods — Fishery, Food, Retail, Services;

▪	Industrial Materials — Mining, Textiles and Apparel, Pulp and Paper, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Non-ferrous Metals, Trading Companies;

▪	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

▪	Transportation and Utilities — Railroads and Buses, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) designated to “securities to be delisted” (i.e., “Seiri Meigara”) or delisted due to bankruptcy or liquidation; (ii) delisted due to corporate restructuring such as a merger, share exchange or share transfer; (iii) designated to “securities to be delisted” or delisted due to excess debt or for other reasons; or (iv) transfer of such stock to the Second Section. In addition, a Nikkei Underlying Stock designated to “securities under supervision” (i.e., “Kanri Meigara”) may be considered individually for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and magnitude of price fluctuation by volume over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Index, Nikkei will select a replacement for such stock in accordance with certain criteria.

A list of the issuers of the Nikkei Underlying Stocks is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei.

Index Calculation

The Nikkei Index is a modified price-weighted index (i.e., a stock’s weight in the Nikkei Index is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor. The Nikkei Index is calculated by: (i) converting the Nikkei Underlying Stocks that do not have a par value of 50 yen to 50 yen par value, as described below; (ii) calculating the sum of the share prices of each Nikkei Underlying Stock; and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the Nikkei Index are given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. Since January 5, 2010, the level of the Nikkei Index has been calculated every 15 seconds during TSE trading hours.

In order to maintain continuity in the Nikkei Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change, multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the Nikkei Index immediately after such change), will be equal to the level of the Nikkei Index immediately prior to such change.

Market-Linked Step Up Notes	TS-17

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The following graph shows the daily historical performance of the Nikkei Index in the period from January 1, 2008 through March 28, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Nikkei Index was 21,031.31.

Historical Performance of the Nikkei Index

This historical data on the Nikkei Index is not necessarily indicative of the future performance of the Nikkei Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Nikkei Index during any period set forth above is not an indication that the level of the Nikkei Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Nikkei Index.

License Agreement

We have entered into an agreement with Nikkei providing us with a non-exclusive license with the right to use the Nikkei Index in exchange for a fee.  The Nikkei Index is the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the Nikkei Index.

The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei Index or the figure at which the Nikkei Index stands at any particular day or otherwise. The Nikkei Index is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the Nikkei Index and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei Index.

Market-Linked Step Up Notes	TS-18

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The Swiss Market Index

The Swiss Market Index (the “SMI”) is calculated, maintained and published by its index sponsor, SIX Swiss Exchange Ltd. The SMI represents approximately 85% of the free-float capitalization of the Swiss equity market. The SMI comprises the 20 largest and most liquid equities of the Swiss Performance Index® (the “SPI”). The SMI was standardized on June 30, 1988 with an initial baseline index level of 1,500 points. The SMI is updated in real time after each transaction, with the shortest interval being one second. The SMI is calculated in Swiss francs.

Index Composition and Maintenance

The SMI is composed of the 20 highest-ranked stocks included in the SPI. The ranking of each security is determined by a combination of the following criteria, each of which are assigned a 50% weighting in ranking the stocks eligible for inclusion in the SMI:

•	average free-float market capitalization (compared to the capitalization of the entire SPI); and

•	cumulative on order book turnover (compared to the total turnover of the SPI).

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. This reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters. In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Swiss Stock Exchange, it will not be included in the SMI unless it ranks at least 18 or better on the selection list on the basis of its turnover alone (i.e., without considering its free float).

The composition of the SMI is reviewed annually and, in order to ensure a high degree of continuity in the composition of the SMI, potential and existing constituent stocks of the SMI are subject to a special procedure for admission to or exclusion from, respectively, the SMI based on free-float market capitalization and liquidity. The resulting adjustments to the SMI are made regularly once a year on the third Friday in September after the close of trading. The number of securities and free-float shares are adjusted annually after the close of trading on the third Friday of March, June, September and December.

Index Calculation

The SMI is calculated according to the Laspeyres formula using the weighted arithmetic mean of a defined number of securities issues. The level of the SMI is calculated by dividing the market capitalizations of all constituents of the SMI by a divisor:

Where:

T	is the current day.

s	is the current time on day t.

Is	is the current level of the SMI at time s.

Dt	is the divisor on day t.

M	is the number of issues in the SMI.

pi, s	is the last-paid price of security i.

xi, t	is the number of shares of security i on day t.

fi, t	is the free float for security i on day t.

rs	is the current CHF exchange rate at time s.

Market capitalization is calculated on the basis of freely-tradable shares and is adjusted to take account of current block ownership. The divisor is recalculated each time the market capitalization changes due to a capital event (e.g., a capital increase or a change in number of shares). The new divisor is calculated on the eve of the effective date of the capital event to prevent the level of the SMI from being changed by a capital event. A dividend payment does not lead to any adjustment of the divisor. Capital repayments made in lieu of dividend payments are, as a rule, treated as normal dividend payments for purposes of calculating the SMI and do not lead to an adjustment of the divisor. However, if the amount of a capital repayment made in lieu of a dividend distribution is larger than the dividend for the previous year, the difference is regarded as a capital event and the divisor is adjusted accordingly.

Market-Linked Step Up Notes	TS-19

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The following graph shows the daily historical performance of the SMI in the period from January 1, 2008 through March 28, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SMI was 8,756.12.

Historical Performance of the SMI

This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SMI.

Market-Linked Step Up Notes	TS-20

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to Deutsche Bank, other than the licensing of the SMI and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not:

•	sponsor, endorse, sell or promote the notes.

•	recommend that any person invest in the notes or any other securities.

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	have any responsibility or liability for the administration, management or marketing of the notes.

•	consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically,

•	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SMI and the data included in the SMI;

o	The accuracy, timeliness, and completeness of the SMI and its data;

o	The merchantability and the fitness for a particular purpose or use of the SMI and its data;

o	The performance of the notes generally.

•	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI or its data;

•	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between Deutsche Bank and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Market-Linked Step Up Notes	TS-21

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The S&P/ASX 200 Index

The S&P/ASX 200 Index (the “S&P/ASX Index”) is calculated, maintained and published by its index sponsor, S&P Dow Jones Indices LLC (“S&P”), a majority-owned subsidiary of S&P Global. The S&P/ASX Index is designed to be the primary gauge for the Australian equity market and is recognized as an investable benchmark in Australia. Upon its introduction in April 2000, the S&P/ASX Index replaced the All Ordinaries index as the primary gauge for the Australian equity market.  The S&P/ASX Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The S&P/ASX Index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

The S&P/ASX Index is maintained by the S&P Australian Index Committee (the “S&P/ASX Committee”), a team of five members representing both S&P and the ASX. The S&P/ASX Index is calculated in Australian dollars (“A$”).

Index Composition and Maintenance

The S&P/ASX Index weights companies according to the Global Industry Classification Standard, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

The S&P/ASX Committee reviews constituents and rebalances them quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect on the third Friday of March, June, September and December. The weighting of constituents in the S&P/ASX Index is determined by the free float assigned to each stock by the S&P/ASX Committee. Every index constituents’ float adjustment is reviewed as part of the September quarterly review, unless an event alters the float of a security in excess of 5%. In such cases, the change will be implemented as soon as practicable.

The criteria for inclusion in the S&P/ASX Index includes:

•	Listing — Only securities listed in the ASX are considered for inclusion.

•	Market Capitalization — Companies are assessed based on the average of their previous 6-month day-end float-adjusted market capitalization.

•	Eligible Securities — All common and equity preferred stocks that are not currently under consideration for merger or acquisition are eligible for inclusion (convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return are not eligible).

•	Liquidity — Only securities that are actively and regularly traded are eligible for inclusion.

Companies will be removed from the S&P/ASX Index if they substantially violate one or more of the criteria for index inclusion or if they are involved in a merger, acquisition or significant restructuring such that they no longer meet the inclusion criteria.

Rebalancing

Rebalancing of the S&P/ASX Index occurs on a quarterly basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine eligibility for inclusion in the S&P/ASX Index. Shares and Investable Weight Factors (“IWFs”) updates are also applied quarterly.

Share Updates

The share count for each constituent of the S&P/ASX Index is updated quarterly and is rounded to the nearest thousand (‘001). An update to the number of issued shares for a constituent of the S&P/ASX Index will be considered if the change is either at least 5% of the float-adjusted shares of such constituent or a market capitalization of A$100 million. Intra quarter share changes are implemented at the effective date (or as soon as reliable information is available); provided they will only take place in the following circumstances:

•	changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•	rights issues, bonus issues and other major corporate actions;

•	dividend reinvestment plan share issuances of more than A$100 million; and

•	share issues resulting from a company’s merging and major off-market buybacks.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, regardless of the size of the change. Notification of intra quarter changes to the number of issued shares will generally take place three business days prior to the date of implementation of such change.

Index Calculation

The S&P/ASX Index is calculated using a base-weighted aggregate methodology so that the level of the S&P/ASX Index reflects the total market value of all its component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

Market-Linked Step Up Notes	TS-22

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Investable Weight Factor (IWF)

A stock’s weight in the S&P/ASX Index is determined by the float-adjusted market capitalization of the stock. This is a function of current index shares, the latest available stock price and the IWF. The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore, any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF, which in turn results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the level of the S&P/ASX Index represents the quotient of the total available market capitalization of the S&P/ASX Index’s constituents and its divisor. Continuity in the level of the S&P/ASX Index is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the S&P/ASX Index, rights issues, share buybacks and issuances, spin-offs and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P/ASX Index. The divisor is adjusted such that the level of the S&P/ASX Index at an instant just prior to a change in base capital equals the level of the S&P/ASX Index at an instant immediately following such change.

Index Governance

The S&P/ASX Index is the responsibility of the S&P/ASX Committee, which monitors overall policy guidelines and methodologies as well as additions to, and deletions from, the S&P/ASX Index. S&P chairs the S&P/ASX Committee, which is composed of voting members representing both S&P and the ASX.

Decisions made by the S&P/ASX Committee include all matters relating to the construction and maintenance of the S&P/ASX Index. The S&P/ASX Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the S&P/ASX Committee to decide on all matters relating to the S&P/ASX Index methodology, maintenance, constituent selection and index procedures. The S&P/ASX Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

The following graph shows the daily historical performance of the S&P/ASX Index in the period from January 1, 2008 through March 28, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the S&P/ASX Index was 5,789.465.

Historical Performance of the S&P/ASX Index

This historical data on the S&P/ASX Index is not necessarily indicative of the future performance of the S&P/ASX Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P/ASX Index during any period set forth above is not an indication that the level of the S&P/ASX Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the S&P/ASX Index.

Market-Linked Step Up Notes	TS-23

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

License Agreement

The S&P/ASX Index is a product of S&P or its affiliates (“SPDJI”) and ASX, and has been licensed for use by Deutsche Bank. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX is a trademark of Australian Securities Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Deutsche Bank. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX. Neither S&P Dow Jones Indices nor ASX make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX Index to track general market performance. S&P Dow Jones Indices and ASX only relationship to Deutsche Bank with respect to the S&P/ASX Index is the licensing of the certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX Index is determined, composed and calculated by S&P Dow Jones Indices or ASX without regard to Deutsche Bank or the notes. S&P Dow Jones Indices and ASX have no obligation to take the needs of Deutsche Bank or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX Index. Neither S&P Dow Jones Indices nor ASX are responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX Index will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR ASX GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND DEUTSCHE BANK, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market-Linked Step Up Notes	TS-24

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The Hang Seng® Index

The Hang Seng® Index (the “HSI”) is calculated, maintained and published by its index sponsor, Hang Seng Indexes Company Limited (formerly HSI Services Limited) (“HSICL”), a wholly owned subsidiary of Hang Seng Bank. The HSI is a free float-adjusted market capitalization weighted index composed of selected companies that are listed on The Stock Exchange of Hong Kong Ltd. (the “HKSE”). The components of the HSI are divided into four sub-indices: commerce and industry; finance; utilities; and properties. The HSI was developed with a base level of 100 as of July 31, 1964 and is designed to be an indicator of the performance of the Hong Kong stock market. The HSI is calculated in Hong Kong dollars.

Index Composition and Maintenance

Only companies and real estate investment trusts (“REITs”) that are primarily listed on the main board of the HKSE are eligible for inclusion in the HSI. Mainland China enterprises that have an H-share listing on the HKSE are eligible for inclusion in the HSI only if the company has no unlisted share capital.

To be eligible for selection, a company or REIT:

•	must be among those constituting the top 90% of the total market capitalization of all eligible shares listed on the HKSE (market capitalization is expressed as an average of the past 12 months);

•	must be among those constituting the top 90% of the total turnover of all eligible shares listed on the HKSE (turnover is aggregated and individually assessed for eight quarterly sub-periods over the past 24 months); and

•	should normally have a listing history of at least 24 months on the HKSE or, for newly listed large-cap stocks, otherwise satisfy the following minimum listing history requirements to be considered for inclusion in the HSI:

Average Market Capitalization Ranking at Time of Review	Minimum Listing History
Top 5	3 Months
6–15	6 Months
16–20	12 Months
21–25	18 Months
Below 25	24 Months

Companies or REITs meeting all eligibility requirements will be considered for inclusion and their candidacy will be assessed in accordance with the following criteria:

•	the month-end average market values for the company or REIT over the past 12 months and the turnover ranking of the company or REIT over the past 24 months;

•	the representation of the sub-sectors within the HSI directly reflecting that of the market; and

•	the financial performance of the company or REIT.

HSICL undertakes a regular review of the constituents of the HSI on a quarterly basis and may or may not add or delete constituents. The number of constituents in the HSI is fixed at 50.

Index Calculation

Each constituent of the HSI is subject to a 10% concentration cap. The HSI is calculated in accordance with the following formula:

Where:

P	is the current price on day t.
Pt–1	is the current price on day t–1.
IS	is the number of issued shares.
FAF	is a free-float adjusted factor, which is between 0 and 1.
CF	is a capping factor, which is between 0 and 1.

Market-Linked Step Up Notes	TS-25

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

The following graph shows the daily historical performance of the HSI in the period from January 1, 2008 through March 28, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the HSI was 30,022.53.

Historical Performance of the HSI

This historical data on the HSI is not necessarily indicative of the future performance of the HSI or what the value of the notes may be. Any historical upward or downward trend in the level of the HSI during any period set forth above is not an indication that the level of the HSI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the HSI.

License Agreement

The HSI is published and compiled by HSICL pursuant to a license from Hang Seng Data Services Limited (“HSDSL”).  The mark(s) and name(s) Hang Seng Index are proprietary to HSDSL. HSICL and HSDSL have agreed to the use of, and reference to, the HSI by Deutsche Bank in connection with the notes, BUT NEITHER HSICL NOR HSDSL WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE HSI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI IS GIVEN OR MAY BE IMPLIED.  The process and basis of computation and compilation of the HSI and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSICL without notice.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSICL OR HSDSL (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSI BY DEUTSCHE BANK IN CONNECTION WITH THE NOTES; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSICL IN THE COMPUTATION OF THE HSI; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSICL AND/OR HSDSL in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes.  Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSICL and HSDSL. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSICL and/or HSDSL and must not be construed to have created such relationship.

Market-Linked Step Up Notes	TS-26

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us that they or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of repurchase. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and our creditworthiness. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated value of the notes at the time of repurchase.

MLPF&S has also advised us that, if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Deutsche Bank or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket.  In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-18 of product supplement EQUITY INDICES SUN-1.

Market-Linked Step Up Notes	TS-27

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

Summary Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax advisor regarding the potential application of FATCA to the notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this term sheet have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the notes by the authenticating agent and the validity, binding

Market-Linked Step Up Notes	TS-28

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due June 3, 2019

nature and enforceability of the senior indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.

Market-Linked Step Up Notes	TS-29